Exhibit 99.1

Catalyst Pharmaceuticals Reports Record Fourth Quarter and Full Year 2024 Financial Results and Provides Business Update

Full Year 2024 Total Revenues of $491.7 Million, Marking Another Year of Record Growth

Full Year 2024 Total Revenues Grew 23.5% YoY, Driven by Strong Commercial Performance

Q4 2024 Net Product Revenue of $141.8 Million, Fueled by Sustained Organic Growth of FIRDAPSE® and Continued Market Adoption of AGAMREE®

Pursuing Strategic Investments to Expand Market Presence and Accelerate Growth

Full Year 2025 Total Revenues Expected to be Between $545 Million and $565 Million, Reflecting Confidence in Continued Growth Momentum

Conference Call and Webcast to be Held on February 27, 2025, at 8:30 AM ET

CORAL GABLES, Fla., - February 26, 2025 - Catalyst Pharmaceuticals, Inc. (“Catalyst” or “Company”) (Nasdaq: CPRX) today reported financial results for the fourth quarter and full year 2024 and provided a business update.

“Our record 2024 performance is a reflection of Catalyst’s successful launch of AGAMREE and our continued outstanding commercial capabilities that fuel the momentum of our existing products,” said Richard J. Daly, President and CEO of Catalyst. “Achieving total revenues for 2024 of $491.7 million demonstrates the strength of our scalable business model and the dedication of our teams to patient care. In 2025, we intend to not only seek to continue successfully growing our revenues from sales of our existing products, but also to continue our robust business development efforts, our efforts to protect FIRDAPSE’s intellectual property, and our efforts to increase the geographical availability of FIRDAPSE for LEMS patients.”

Financial Highlights

For the Years Ended December 31,	2024	2023	% Change
(in thousands, except per share data)
Product Revenue, Net	$489,327	$396,502	23.4%
FIRDAPSE Product Revenue, Net	$306,035	$258,426	18.4%
FYCOMPA Product Revenue, Net	$137,251	$138,076	(0.6%)
AGAMREE Product Revenue, Net	$46,041	N/A	N/A
GAAP Net Income	$163,889	$71,410	129.5%
Non-GAAP Net Income**	$276,288	$141,642	95.1%
GAAP Net Income Per Share – Basic	$1.38	$0.67	106.0%
Non-GAAP Net Income Per Share – Basic**	$2.33	$1.33	75.2%
GAAP Net Income Per Share – Diluted	$1.31	$0.63	107.9%
Non-GAAP Net Income Per Share – Diluted**	$2.21	$1.25	76.8%
Cash and Cash Equivalents (as of December 31)	$517,553	$137,636	276.0%

**

Statements made in this press release include non-GAAP financial measures. Such information is provided as additional information and not as an alternative to Catalyst’s financial statements presented in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP financial measures are intended to enhance an overall understanding of Catalyst’s current financial performance. Catalyst believes that the non-GAAP financial measures presented in this press release provide investors and prospective investors with an alternative method for assessing Catalyst’s operating results in a manner that Catalyst believes is focused on the performance of ongoing operations and provides a more consistent basis for comparison between periods. Non-GAAP financial measures should not be considered in isolation or as a substitute for comparable GAAP accounting. Further, non-GAAP measures of net income used by Catalyst may be different from and not directly comparable to similarly titled measures used by other companies.

Beginning with the third quarter of 2024, Catalyst no longer includes acquisition in-process research and development (“IPR&D”) in its non-GAAP financial measures. Reported non-GAAP net income for the year ended December 31, 2023, included $81.5 million in acquisition IPR&D relating to Catalyst’s acquisition, during the third quarter of 2023, of the North American license for AGAMREE, which had not yet been approved by the U.S. Food and Drug Administration (“FDA”) at the time of the acquisition. The commercialization was subsequently approved by the FDA during the fourth quarter of 2023. Prior period amounts have been revised to conform to the current period presentation. Catalyst has made this change to its presentation following discussions with the Staff of the Division of Corporation Finance of the U.S. Securities and Exchange Commission.

Full Year 2024 Financial Highlights:

Full year 2024 financial results underscore robust revenue expansion, supported by sustained organic momentum, a successful product launch, and strong portfolio performance.

•	Full year 2024 total revenues were $491.7 million, a 23.5% YoY increase.

•	FIRDAPSE® full year 2024 product revenue, net was $306.0 million, an 18.4% YoY increase.

•	AGAMREE® 2024 product revenue, net was $46.0 million, reflecting the strong commercial launch of the product.

•

FYCOMPA® full year product revenue, net was $137.3 million, despite differences in variable consideration (gross-to-net) in 2024 compared to the 2023 period, during which product revenue, net for FYCOMPA was booked under EISAI’s more favorable cost arrangements with distributors and government authorities.

•

License and other revenue for 2024 of $2.4 million, consisted primarily of a $2.1 million milestone payment earned upon DyDo Pharma, Catalyst’s sub-licensee for FIRDAPSE in Japan, receiving product approval to commercialize the product for the treatment of Lambert-Eaton myasthenic syndrome (“LEMS”) patients in Japan.

Fourth Quarter 2024 Financial Highlights:

Fourth-quarter 2024 financial performance was driven by ongoing organic product growth and the accelerating market uptake of AGAMREE.

•	Fourth quarter 2024 total revenues were $141.8 million, a 28.3% YoY increase.

•	FIRDAPSE Q4 2024 product revenue, net was $82.5 million, an 18.3% YoY increase.

•	AGAMREE Q4 2024 product revenue, net was $21.1 million.

•	FYCOMPA Q4 2024 product revenue, net was $38.2 million.

2024 Commercial and Regulatory Highlights:

•	Successfully launched AGAMREE (vamorolone) oral suspension in the U.S. on March 13, 2024, for the treatment of Duchenne muscular dystrophy in patients ages two years and older.

•	Received FDA approval on May 30, 2024, of an increased maximum daily dose of FIRDAPSE to 100 mg, enhancing treatment flexibility for healthcare providers treating LEMS patients.

•

Initiated the SUMMIT study in August 2024, an open-label, five-year follow-up study which seeks to further demonstrate the clinical value of AGAMREE and evaluate its use as a monotherapy and in combination with other treatment options. Also, Catalyst initiated work to support the evaluation of AGAMREE as a treatment for additional diseases.

Notable Strategic Partnerships and Agreements:

•

On January 8, 2025, announced that the Company had entered into a settlement agreement with Teva Pharmaceuticals USA, Inc. and Teva Pharmaceuticals, Inc., (collectively Teva), which resolves the patent litigation brought by Catalyst and SERB in response to Teva’s Abbreviated New Drug Application seeking approval to market a generic version of FIRDAPSE prior to the expiration of the applicable patents. Pursuant to the terms of the agreement, Teva will not market its generic version of FIRDAPSE in the U.S. any earlier than February 25, 2035, absent the occurrence of other conditions. The two remaining ANDA litigations regarding FIRDAPSE continue.

•

DyDo Pharma, Catalyst’s sub-licensee for FIRDAPSE in Japan, received Japanese Ministry of Health, Labour and Welfare (MHLW) approval to commercialize FIRDAPSE in Japan on September 24, 2024. The product was launched in Japan on January 21, 2025. Catalyst anticipates generating future revenues through potentially receiving additional milestone payments and sales of FIRDAPSE at a transfer price on the product supplied to DyDo Pharma, in lieu of royalties.

•

On July 24, 2024, the Company entered into an exclusive sub-license agreement with KYE Pharmaceuticals (KYE) for the commercial rights to AGAMREE in Canada, in an effort to potentially increase patient access to AGAMREE.

2024 Industry Recognitions:

•	Recognized in the Deloitte Technology Fast 500™ as one of North America’s Fastest-Growing Companies.

•	Ranked 5th on Forbes’ 2025 list of America’s Most Successful Mid-Cap Companies.

•	Recognized among BioSpace’s 2025 Best Places to Work.

Fourth Quarter 2024 and Full Year 2024 Financial Results

Total revenues: Total revenues for the fourth quarter of 2024 were $141.8 million, compared to $110.6 million for the fourth quarter of 2023, representing an increase of approximately 28.3% YoY. Full year 2024 total revenues were $491.7 million, compared to $398.2 million for full year 2023, representing an increase of approximately 23.5% YoY.

Product revenue, net: Product revenue, net for the fourth quarter of 2024, was $141.8 million, compared to $109.1 million for the fourth quarter of 2023, representing an increase of approximately 30.0% YoY. Full year 2024 product revenue, net was $489.3 million, compared to $396.5 million for full year 2023, representing an increase of approximately 23.4% YoY.

Research and development expenses: In the fourth quarter of 2024, research and development expenses were $3.8 million, compared to $2.0 million in the fourth quarter of 2023. Research and development expenses for full year 2024 were $12.6 million, compared to $93.2 million for full year 2023, which included an $81.5 million IPR&D expense related to the acquisition of a North American license for AGAMREE in the third quarter of 2023.

Selling, general, and administrative expenses: Selling, general, and administrative expenses for the fourth quarter of 2024 were $44.2 million, compared to $42.0 million in the fourth quarter of 2023. Selling, general, and administrative expenses for full year 2024 were $177.7 million, compared to $133.7 million for full year 2023.

Amortization of intangible assets: Amortization of intangible assets was $9.3 million in the fourth quarter of 2024, compared to $9.1 million in the fourth quarter of 2023. Amortization of intangible assets was $37.4 million in full year 2024, compared to $32.6 million for full year 2023.

Operating income: Operating income for the fourth quarter of 2024 was $62.8 million, compared to $41.7 million in the fourth quarter of 2023, representing an increase of approximately 50.7%. Full year 2024 operating income was $195.1 million, compared to $86.8 million for full year 2023, representing an increase of approximately 124.8%.

GAAP net income: GAAP net income for the fourth quarter of 2024 was $55.9 million ($0.47 per basic and $0.44 per diluted share), compared to GAAP net income of $34.8 million ($0.33 per basic and $0.31 per diluted share) for the fourth quarter of 2023. GAAP net income for full year 2024 was $163.9 million ($1.38 per basic and $1.31 per diluted share), compared to full year 2023 GAAP net income of $71.4 million ($0.67 per basic and $0.63 per diluted share).

Non-GAAP net income: Non-GAAP net income for the fourth quarter of 2024 was $88.8 million ($ 0.74 per basic and $0.70 per diluted share), compared to non-GAAP net income of $60.1 million ($0.56 per basic and $0.53 per diluted share) for the fourth quarter of 2023. Non-GAAP net income for full year 2024 was $276.3 million ($2.33 per basic and $2.21 per diluted share), compared to full year 2023 non-GAAP net income of $141.6 million ($1.33 per basic and $1.25 per diluted share). Non-GAAP net income in all periods excludes from net income stock-based compensation, depreciation, amortization of intangible assets, and the income tax provision.

Cash and cash equivalents: Cash and cash equivalents were $517.6 million as of December 31, 2024.

More detailed financial information and analysis of our financial condition and results of operations can be found in our Annual Report on Form 10-K for fiscal year 2024, which was filed with the U.S. Securities and Exchange Commission on February 26, 2025.

2025 Outlook

For full year 2025, the Company expects total revenues to be between $545 million and $565 million, reflecting continued growth in product revenue, net from FIRDAPSE and AGAMREE.

The Company expects FIRDAPSE’s product revenue, net for fiscal 2025 to range between $355 million and $360 million. The Company anticipates an increase in Q1 2025 product revenue, net compared to Q1 2024 due to the temporary market dynamics following the Change Healthcare disruption in February 2024, which led to short-term shifts in prescription fulfillment patterns. These effects are expected to normalize in Q2 2025, with revenue trends aligning with longer-term projections for the remainder of the year.

AGAMREE’s product revenue, net for 2025 is expected to be between $100 million and $110 million, reflecting its continued market adoption and commercial momentum. As a reminder, the Company commercially launched AGAMREE on March 13, 2024.

FYCOMPA’s product revenue, net is forecasted to be between $90 million and $95 million, driven by ongoing market demand ahead of the anticipated loss of patent exclusivity at the end of May 2025, for FYCOMPA tablets, and December 2025, for FYCOMPA oral suspension, with expected entry of generic competition following each loss of exclusivity.

Cost of sales: AGAMREE royalties paid to the product licensor increase when AGAMREE product revenue, net exceeds $100 million in any calendar year. Further, the Company will be required to make a $12.5 million milestone payment to the product licensor once AGAMREE product revenue for the calendar year reaches $100 million. Further, the Company is required to pay royalties, based on net product revenue, to the product licensor for FYCOMPA following the loss of exclusivity.

Research and development expenses: Due to anticipated activities relating to the SUMMIT study and efforts seeking to begin the development of additional indications for AGAMREE, the Company anticipates research and development expenses in 2025, absent another acquisition, to be between $15.0 and $20.0 million. Further, if the Company completes an acquisition, its R&D expenses may become more significant.

Selling, general, and administrative expenses: The Company anticipates an increase in selling, general and administrative expenses in 2025 compared to 2024, primarily driven by increased headcount, including full year costs for individuals hired throughout 2024 in certain functional areas to support the growth of its business and its overall strategy as the Company focuses on expanding its product portfolio, including the separate commercial and medical field forces for FIRDAPSE and AGAMREE which is scheduled to commence at the beginning of the 2025 second quarter.

Tax rate: The Company anticipates that its effective tax rate will be relatively consistent for 2025 compared to 2024 and 2023.

Conference Call & Webcast Details

Date: Time: US/Canada Dial-in Number: International Dial-in Number:	February 27, 2025 8:30 AM ET (877) 407-8912 (201) 689-8059

About Catalyst Pharmaceuticals

Catalyst Pharmaceuticals, Inc. (Nasdaq: CPRX) is a biopharmaceutical company committed to improving the lives of patients with rare diseases. With a proven track record of bringing life-changing treatments to the market, we focus on in-licensing, commercializing, and developing innovative therapies. Guided by our deep commitment to patient care, we prioritize accessibility, ensuring patients receive the care they need through a comprehensive suite of support services designed to provide seamless access and ongoing assistance. Catalyst maintains a well-established U.S. presence while actively seeking to expand its global commercial footprint through strategic partnerships. Catalyst, headquartered in Coral Gables, Fla., was recognized on the Forbes 2025 list as one of America’s Most Successful Mid-Cap Companies and on the 2024 Deloitte Technology Fast 500™ list as one of North America’s Fastest-Growing Companies.

For more information, please visit Catalyst’s website at www.catalystpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including (i) whether Catalyst’s revenue forecasts for 2025 that are included in this press release will prove to be accurate, (ii) whether Catalyst will continue to be profitable and cash flow positive in 2025 and beyond, (iii) whether Catalyst will complete any acquisitions of additional products, and the timing of any such acquisitions, (iv) the impact of the pending Paragraph IV litigation relating to FIRDAPSE if the results of these litigation matters are adverse, and (v) those factors described in Catalyst’s Annual Report on Form 10-K for the 2024 fiscal year and its subsequent filings with the U.S. Securities and Exchange Commission (“SEC”), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website, or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

CATALYST PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	(Unaudited) For the Three Months Ended December 31,		For the Years Ended December 31,
	2024	2023	2024	2023
Product revenue, net	$141,809	$109,104	$489,327	$396,502
License and other revenue	11	1,464	2,407	1,702

Total revenues	141,820	110,568	491,734	398,204

Operating costs and expenses:
Cost of sales (a)	21,643	15,809	68,845	51,967
Research and development	3,798	1,972	12,648	93,150
Selling, general and administrative (a)	44,192	42,036	177,740	133,710
Amortization of intangible assets	9,344	9,059	37,377	32,565

Total operating costs and expenses	78,977	68,876	296,610	311,392

Operating income	62,843	41,692	195,124	86,812
Other income, net	11,338	5,015	21,139	7,699

Net income before income taxes	74,181	46,707	216,263	94,511
Income tax provision	18,245	11,863	52,374	23,101

Net income	$55,936	$34,844	$163,889	$71,410

Net income per share:
Basic	$0.47	$0.33	$1.38	$0.67

Diluted	$0.44	$0.31	$1.31	$0.63

Weighted average shares outstanding:
Basic	119,892,062	106,714,944	118,457,673	106,279,736

Diluted	126,280,116	113,755,677	124,943,603	113,753,154

(a)	exclusive of amortization of intangible assets

CATALYST PHARMACEUTICALS, INC.

RECONCILIATION OF NON-GAAP METRICS (unaudited)

(in thousands, except share and per share data)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2024	2023	2024	2023
GAAP net income:	$55,936	$34,844	$163,889	$71,410
Non-GAAP adjustments:
Stock-based compensation expense	5,171	4,250	22,251	14,250
Depreciation	114	84	397	316
Amortization of intangible assets	9,344	9,059	37,377	32,565
Income tax provision	18,245	11,863	52,374	23,101

Non-GAAP net income	$88,810	$60,100	$276,288	$141,642

Non-GAAP net income per share:
Basic	$0.74	$0.56	$2.33	$1.33

Diluted	$0.70	$0.53	$2.21	$1.25

Weighted average shares outstanding:
Basic	119,892,062	106,714,944	118,457,673	106,279,736

Diluted	126,280,116	113,755,677	124,943,603	113,753,154

CATALYST PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2024	December 31, 2023
Assets
Current Assets:
Cash and cash equivalents	$517,553	$137,636
Accounts receivable, net	65,476	53,514
Inventory	19,541	15,644
Prepaid expenses and other current assets	21,039	12,535

Total current assets	623,609	219,329
Operating lease right-of-use asset, net	2,230	2,508
Property and equipment, net	1,354	1,195
License and acquired intangibles, net	156,672	194,049
Deferred tax assets, net	45,982	36,544
Investment in equity securities	21,564	16,489

Total assets	$851,411	$470,114

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$16,593	$14,795
Accrued expenses and other liabilities	104,085	61,268

Total current liabilities	120,678	76,063
Operating lease liability, net of current portion	2,786	3,188
Other non-current liabilities	315	2,982

Total liabilities	123,779	82,233
Total stockholders’ equity	727,632	387,881

Total liabilities and stockholders’ equity	$851,411	$470,114

Source: Catalyst Pharmaceuticals, Inc.

Contact information:

Investor Contact

Mary Coleman, Catalyst Pharmaceuticals, Inc.

(305) 420-3200

IR@catalystpharma.com

Media Contact

David Schull, Russo Partners

(858) 717-2310

david.schull@russopartnersllc.com